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                                                                     EXHIBIT 5.1



                                 April 7, 1998


Extended Systems Incorporated
5777 Meeker Avenue
Boise, Idaho 83713

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 7, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,550,000 shares of your Common Stock, $0.001 par value per share (the "Shares"). As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the sale and issuance of the Shares.

         It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your legal counsel, to be taken prior to the issuance of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by your Board of Directors, will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.


                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ WILSON SONSINI GOODRICH & ROSATI